Exhibit 99
NEWS RELEASE
For Immediate Release	Media Information Contact: Barry B. Davall, President & CEO Community Partners Bancorp (732) 216-0167 www.communitypartnersbancorp.com

Community Partners Bancorp
Announces 3% Stock Dividend

Middletown, New Jersey – September 5, 2008
Community Partners Bancorp (NASDAQ CM:  CPBC) (the “Company”), the parent company of Two River Community Bank and The Town Bank, announced that the Board of Directors of the Company has approved a 3% stock dividend.  The dividend is payable on October 17, 2008 to shareholders of record as of September 30, 2008.  The dividend will increase shares outstanding by approximately 202,000. Barry B. Davall, the Company’s President & CEO commented, “We are pleased our board has voted to declare a stock dividend for our shareholders for the third consecutive year.  In declaring the stock dividend, the Board of Directors wishes to recognize and reward the loyalty and confidence of its ownership base.”

Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey, and The Town Bank, which is headquartered in Westfield, New Jersey.  Two River Community Bank operates eleven branches throughout Monmouth County and The Town Bank operates four branches in Union County.

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The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates or in national or local economic conditions in areas in which our operations are concentrated, increased competition, rapid growth, reliance on management and other key personnel, and other such risks.  Community Partners Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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